EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES REPORTS SECOND QUARTER RESULTS

- Revenues Rise 18% Due to Shipment of 896 Bluebird™ Gaming Devices -

- Early Approvals for Mechanical Reel-Spinning Product Received from Nevada Regulators -

Waukegan, Illinois, February 3, 2004 -— WMS Industries Inc. (NYSE:WMS) today reported a net loss of $370,000, or $0.01 per diluted share, for the Company’s fiscal second quarter ended December 31, 2003 compared to a net loss of $1.8 million or $0.06 per diluted share for the December 2002 quarter. The December 2002 period included a pre-tax charge of $2.8 million, $1.7 million after tax, to write off a license agreement obligation related to a third party’s operating system. Total revenues for the December 2003 quarter increased 18%, or $7.9 million, to $51.5 million compared to $43.6 million of revenues in the December 2002 quarter. The increase in revenues resulted from a 90% increase in new unit shipments in the December 2003 quarter compared to the prior year quarter.

The following table summarizes the key components related to revenue generation:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Product Sales Revenues	$30,846,000	$20,676,000	$55,730,000	$36,825,000
Total New Units Sold	2,873	1,513	5,093	2,805
Average Sales Price Per Unit	$8,401	$8,136	$8,364	$8,324
Parts, Used Games, Conversions and OEM Revenues Included In Product Sales Revenues	$6,710,000	$8,366,000	$13,132,000	$13,476,000
Gaming Operations Revenues	$20,659,000	$22,966,000	$42,491,000	$49,211,000
Average Participation Installed Base	4,549	5,605	4,701	5,820
Installed Participation Base at Period End	4,538	5,577	4,538	5,577
Net Revenue Per Day Per Machine	$38.43	$37.81	$39.61	$39.16

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WMS Industries Inc., 2/3/04	page 2

The increase in total revenues was due to $11.8 million in higher gaming machine sales partially offset by a $1.7 million decrease in parts, used games, conversion and original equipment manufacturing (OEM) revenues, and a $2.3 million reduction in gaming operations revenues. New unit sales increased by 90% to 2,873 units as we shipped our first new Bluebird video gaming devices after receiving regulatory approvals from Gaming Laboratories Inc. (GLI) and as we offered a higher number of new game themes. In the December 2003 quarter, revenues from parts, used games, conversions and OEM revenues declined 20% compared to the prior year quarter due to the absence of any OEM sales in the December 2003 quarter, partially offset by higher levels of game conversions as we received a higher number of new game approvals over the last several months.

The average installed base of participation gaming devices decreased to 4,549 units in the December 2003 quarter from 5,605 units in the December 2002 quarter, while our average net revenue per day increased by $0.62 from the prior year quarter to $38.43 per day, as we continue to refresh the installed base with new games. The installed base declined from the December 2002 quarter, as our legacy operating system does not support dual port cashless gaming technology and the performance of certain of our older participation series has declined. Last month, the remaining SURVIVOR™ wide area progressive jackpot was shut down. We expect growth in our installed base of participation games when we begin to install two new participation series, complete with cashless technology – MEN IN BLACK™ and MATCH GAME™ on our new Bluebird cabinet in the coming months. The installed base should also benefit from the launch of our first wide area progressive systems in early fiscal 2005, subject to regulatory approval.

Total gross profit increased to $29.3 million for the December 2003 quarter from $27.7 million in the December 2002 quarter. The gross profit margin on product sales revenues was 39% for the December 2003 quarter, down from 44% in the prior year quarter, reflecting lower margin on the mix of products sold. The gross profit margin on gaming operations increased to 84% in the December 2003 quarter compared to 81% in the prior year quarter. The increase is due to higher average net revenue per day, higher royalties received from licensees and the sale of RAPID ROULETTE™ assets previously fully reserved, partially offset by higher royalty rates payable to licensors.

Research and development expenses decreased $1.4 million, or 12%, to $10.2 million in the December 2003 quarter compared to $11.6 million in the prior year quarter, which included a $2.8 million write off of an operating system license. Excluding this write off, research and development expenses increased in the December 2003 quarter by $1.4 million due to ongoing execution of our technology improvement plan, product approval costs, product line expansion costs and increased game offerings. With higher regulatory approval costs throughout fiscal 2004, we expect quarterly research and development expenses to continue to exceed levels in the comparable prior year quarters.

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WMS Industries Inc., 2/3/04	page 3

Selling and administrative expenses increased $1.3 million, or 11%, to $13.5 million in the December 2003 quarter compared to $12.2 million in the December 2002 quarter, due to the ongoing execution of our re-emergence plan and the ongoing implementation of an Oracle Enterprise Resource Planning system.

Depreciation and amortization expense decreased by $1.3 million, as the level of investment in gaming devices for gaming operations has been lower than in prior quarters. We expect to increase such investment starting in March 2004 as we prepare for the initial rollout of new participation games installed in our new Bluebird cabinet.

WMS incurred an operating loss of $427,000 in the December 2003 quarter, compared to an operating loss of $3.4 million in the December 2002 quarter. The operating performance in the fiscal 2004 second quarter benefited from a $1.6 million increase in gross profit and from decreases of $1.4 million in research and development expenses and $1.3 million in depreciation and amortization expenses, partially offset by a $1.3 million increase in selling and administrative expenses.

We incurred interest expense of $945,000 in the December 2003 quarter related to our 2.75% Convertible Notes issued in Summer 2003. This amount was partially offset by $780,000 of other income, primarily interest and investment income earned on cash and short-term investments, which at December 31, 2003 amounted to $144.8 million.

“Following receipt of important regulatory approvals, we began shipping our new Bluebird video gaming devices in December 2003,” stated Brian Gamache, President and Chief Executive Officer. “The innovative platform and our new game themes are garnering high marks from our customers and their players. This early market acceptance and our ability to once again execute on our plan, positions WMS to regain its position as a leading supplier of innovative and entertaining games. Let me summarize additional progress we’ve achieved:

•	In November, we received GLI regulatory approval for our new Bluebird video cabinet, enabling us to exceed our original shipment goal by nearly 30% as we delivered 896 Bluebird cabinets powered by CPU-NXT™ in December. Including the 585 CPU-NXT upgrade kits we shipped, by December 31, 2003 we had delivered 1,481 games powered by CPU-NXT to fifty-six casinos, in twelve states and four foreign jurisdictions.

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WMS Industries Inc., 2/3/04	page 4

•	CPU-NXT and the video Bluebird cabinet have been approved by the labs in Nevada and Mississippi, and we are on track to receive lab approvals from Michigan, New Jersey and Ontario over the next twelve weeks. In Nevada, Mississippi, New Jersey and Ontario, we need to complete a field trial for ticket-in-ticket-out printer devices. We expect to sell and ship our first new video Bluebird gaming devices to casinos in Nevada, New Jersey and Detroit, Michigan this quarter and begin shipments to Ontario and Mississippi early in the June quarter after completion of the field trials.

•	We received Nevada regulatory approval for our mechanical reel product and three new game themes, two for our wide area progressive system and one for sale game theme. The timing of these approvals is ahead of schedule, and we are beginning to sell this product line in advance of our April launch date.

•	The field trials of our wide area progressive system will begin this week in Nevada and in the coming weeks for the Native American wide area progressive link in GLI territories. We continue to expect to receive Nevada and GLI approval for our new progressive jackpot system in June with a launch in July.

“Our focus on regulatory approvals for new products will not waver as we continue to expect to receive additional approvals for our new mechanical reel product line, and first approvals of our new poker products and new wide area progressive system in the coming months,” continued Gamache. “We estimate these product lines account for about 75% of the gaming devices on the typical casino slot floor, so they represent significant new market share, revenue and profit opportunities for WMS.

“Now with new games installed in a variety of casinos, we are seeing first-hand how enthusiastic our casino customers are about our new games,” said Gamache. “We have received some very encouraging performance data on the initial Bluebird gaming devices from a variety of casinos. It is obvious from these initial reports that casino customers are enjoying the games and playing them at very high levels for games that we sell outright to casinos. From the initial performance data we received through January 2004, for the Bluebird installations, WMS’ new games at a majority of casinos were performing at two times house average. It’s very exciting to see this kind of performance on our sale games.

“Our sales team continues to aggressively pursue customers for our new products,” stated Gamache. “We expect order levels to continue at a strong pace now that we have the first Bluebird devices and new games generating strong performance data, coupled with additional jurisdictional approvals. Since we

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WMS Industries Inc., 2/3/04	page 5

started selling Bluebird devices, we have corporate agreements or sales orders for over 6,900 Bluebird video gaming devices, most of which are deliverable over the next two quarters. These agreements are with multi-jurisdictional casino operators such as Harrah’s, Argosy, Ameristar, Stations, Pinnacle and Isle of Capri, along with a number of tribal and individual properties. We have several other national accounts that we expect to sign agreements within the coming weeks, on which we will provide additional information next quarter. In addition, since we started selling CPU-NXT conversion kits, we have corporate agreements or sales orders for almost 3,800 CPU-NXT upgrade kits. We believe that refreshing the existing installed base of over 50,000 WMS gaming devices in casinos with Bluebird devices or, in some cases CPU-NXT conversion kits provides us with a healthy level of business over the next several quarters. We also will begin to capture new market share for this and other product lines. At a combined number of 10,700 Bluebird video gaming devices and CPU-NXT upgrade kits, we have addressed about 21% of the installed base of WMS games, so there’s a lot more to go.

“We continue to believe our results for the balance of fiscal 2004 will reflect increasing unit shipments,” concluded Gamache. “We expect to return to profitability for the balance of the fiscal year. We anticipate that our unit shipment number will continue to show improvement in the March 2004 quarter to over 3,500 units resulting in increased gross profit. By the fiscal fourth quarter, we expect to begin to move towards the unit sales run rates of 4,000 to 5,000 units per quarter that we realized in fiscal 2000 and 2001. In fiscal 2005, with all of the approvals in hand for all of our product lines, we’ll seek growing market share in mechanical reel, poker and wide area progressive jackpots. This anticipated growth will begin to generate an appropriate return on the investments we have made over these past two years.”

WMS Industries Inc. is hosting a conference call and web cast at 4:30 p.m. EST today, Tuesday, February 3, 2004. The conference call numbers are 212/346-6440 or 415/537-1900. To access the live call on the Internet, log on to www.wmsgaming.com. (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for sixty days on the Internet via www.wmsgaming.com.

SURVIVOR is a trademark of Survivor Productions LLC.
MEN IN BLACK ™ & © 2004 Columbia Pictures Industries, Inc. All rights reserved.
MATCH GAME is a trademark of Fremantle-Media North America Inc.
RAPID ROULETTE™ is a trademark of Stargames Corporation Limited and Crown Limited.
CPU-NXT and Bluebird are trademarks of WMS Gaming Inc. All rights reserved.

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WMS Industries Inc., 2/3/04	page 6

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) any delays or refusals by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) any failure to obtain and maintain our gaming licenses and regulatory approvals, (3) any inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) the existence of any software anomalies or fraudulent manipulation of our gaming machines and software and (5) any inability to adapt to the rapid development of new technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business – Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2003. We make no commitment to update any forward-looking statements, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our recent Form 10-Q and 8-K reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture and sale and lease of gaming machines and video lottery terminals, or VLTs.

-tables follow-

WMS Industries Inc., 2/3/04	page 7

WMS INDUSTRIES INC.
Consolidated Statement of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Product Sales	$30,846	$20,676	$55,730	$36,825
Gaming Operations	20,659	22,966	42,491	49,211

Total Revenues	51,505	43,642	98,221	86,036

Costs and Expenses:
Cost of Product Sales	18,843	11,499	34,048	22,313
Cost of Gaming Operations	3,325	4,444	7,397	9,609
Research and Development	10,177	11,601	20,482	19,390
Selling and Administrative	13,524	12,181	27,080	23,527
Depreciation and Amortization	6,063	7,326	12,414	14,045

Total Costs and Expenses	51,932	47,051	101,421	88,884

Operating Loss	(427)	(3,409)	(3,200)	(2,848)
Interest and Other Income and (Expense), Net	(165)	498	(394)	973

Loss Before Income Taxes	(592)	(2,911)	(3,594)	(1,875)
Benefit for Income Taxes	222	1,074	1,349	698

Net Loss	$(370)	$(1,837)	$(2,245)	$(1,177)

Basic Loss Per Share of Common Stock	$(0.01)	$(0.06)	$(0.08)	$(0.04)

Diluted Loss Per Share of Common Stock:	$(0.01)	$(0.06)	$(0.08)	$(0.04)

Average Number of Shares Outstanding
Basic	29,535	30,585	29,412	30,743

Diluted	29,535	30,585	29,412	30,743

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WMS Industries Inc., 2/3/04	page 8

WMS Industries Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2003	June 30, 2003
Assets	(Unaudited)
Cash and Short-Term Investments, Including $1,516 and $2,326 of Restricted Amounts for Progressive Jackpots, Respectively	$144,812	$160,307
Receivables, net	51,633	37,106
Inventories	39,309	29,806
Income Tax Receivable	6,712	7,722
Other Current Assets	27,206	15,766

Total Current Assets	269,672	250,707

Gaming Operations Machines, net	24,721	27,590
Property, Plant and Equipment, net	52,996	50,213
Other Assets	28,304	22,466

Total Assets	$375,693	$350,976

Liabilities and Stockholders’ Equity
Accounts Payable	$14,345	$10,717
Accrued Liabilities	18,183	19,074

Total Current Liabilities	32,528	29,791

2.75% Convertible Subordinated Notes Due 2010	115,000	100,000
Stockholders’ Equity:
Common Stock	16,179	16,179
Additional Paid-in Capital	202,909	197,009
Retained Earnings	41,713	43,958
Unearned Restricted Stock	(491)	(298)
Accumulated Other Comprehensive Income	1,292	1,107
Treasury Stock	(33,437)	(36,770)

Total Stockholders’ Equity	228,165	221,185

Total Liabilities and Stockholders’ Equity	$375,693	$350,976

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